SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             LATSHAW ENTERPRISES, INC.
                 (Name of Registrant as Specified In Its Charter)

                                 James S. Swenson
                             2420 Pershing, Suite 400
                              Kansas City, Mo. 64108
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]     Fee computed on table below per Exchange Act Rules
        14-a(6)(i)(4) and O-11.

        1) Title of each class of securities to which transaction applies:


        2) Aggregate number of securities to which transaction applies:


        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:*

        4)    Proposed maximum aggregate value of transaction:


        *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)    Amount Previously Paid:


        2)    Form, Schedule or Registration Statement No.:


        3)    Filing Party:


        4)    Date Filed:

Notes:




                             LATSHAW ENTERPRISES, INC.
                              2533 South West Street
                              Wichita, Kansas  67217
                                  (316) 942-7266


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  October 6, 1995


        The annual meeting of the stockholders of Latshaw Enterprises, Inc., a Delaware corporation, will be held at the 1st Floor Conference Room, Air World's Ambassador II Building, 11020 Ambassador Drive, Kansas City, Missouri, on Friday, October 6, 1995, at 10:00 A.M., C.D.T., for the following purposes:


        1. To consider and act upon a proposal to elect two directors of the corporation as set forth in the accompanying Proxy Statement.

        2. To consider and act upon a proposal to ratify the selection of Ernst & Young as independent auditors for the corporation and its subsidiaries for the present fiscal year.

        3. To consider and transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on September 1, 1995 are entitled to vote at the meeting.

     TO INSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

     All stockholders are cordially invited to attend the meeting.


                               BY ORDER OF THE BOARD OF DIRECTORS

                                  Michael E. Bukaty
                                  President and
                                  Chief Operating Officer

DATE: September 11, 1995
      Wichita, Kansas



                             LATSHAW ENTERPRISES, INC.
                              2533 South West Street
                              Wichita, Kansas  67217

                                             September 11, 1995

                                  PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Latshaw
Enterprises, Inc. (the "Company"), for the annual meeting of stockholders to be held on October 6, 1995.

     If the accompanying Proxy is signed and returned the shares represented by the Proxy will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, they will be voted for (a) the nominees for directors named herein and (b) the ratification of the selection of the independent auditors for the Company.

     A stockholder may revoke his or her Proxy at any time before it is voted by giving to the Secretary of the Company written notice of revocation bearing a later date than the Proxy, by submission of a later-dated Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to Mr. David G. Carr, Secretary, Latshaw Enterprises, Inc., 2533 South West Street, Wichita, Kansas 67217.

     A copy of the Company's annual report for the fiscal year ended October 29, 1994 is enclosed herewith. Such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material, except as expressly provided herein.

                          VOTING

      Stockholders of record at the close of business on September 1, 1995, are entitled to notice of and to vote at the meeting. There were 498,325 shares of common stock outstanding at the close of business on that date.

      Stockholders are entitled to vote cumulatively for the election of directors, which means that each stockholder is entitled to cast as many votes as shall equal the number of shares held by him times the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the stockholder wishes. Unless otherwise indicated on the Proxy, authority will be granted to the persons named in the Proxy to vote the shares represented by the Proxy cumulatively for the election of directors in accordance with their discretion. Stockholders are entitled to one vote per share on all other matters.

      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In tabulating the votes cast on proposals presented to stockholders, abstentions are counted and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             PROPOSAL 1

                        ELECTION OF DIRECTORS

     Two directors are to be elected at the meeting. The Board of Directors presently consists of seven directors divided into three classes, Class A consisting of three directors and Classes B and C consisting of two directors each. One class of directors is elected each year to hold office for a three-year term and until the successors of such class are duly elected and qualified, or until their earlier resignation or removal. The terms of office of the Class B directors will expire upon the election of their successors at the 1995 annual stockholders' meeting.

     The stockholders will be asked to elect each of the nominees listed below as a Class B director for a term of three years and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Management expects both of such nominees to be available for election, but in the event that either of them should become unavailable, the persons named in the accompanying Proxy will vote for a substitute nominee or nominees if so designated by the Board of Directors. The two nominees receiving the greatest number of votes will be elected directors at the meeting.

                                                                 Percentage of
                                                                 Outstanding
                                                   Shares of     Shares of
                                        A          Common Stock  Common Stock
                                        Director   Beneficially  Beneficially
                                        of the     Owned         Owned
                       Principal        Company    August 25,    August 25,
Name              Age  Occupation(1)     Since      1995(2)(3)    1995

NOMINEES FOR ELECTION AT ANNUAL MEETING

Constance H.       38  Private            1989           100             (*)
   Latshaw             Investor.(4)
(Class B)

David M. Pangrac   53  Consultant         1989            10             (*)
(Class B)              employed by
                       Pangrac &
                       Associates
                       Consultants, Inc.,
                       network and
                       communications
                       consultants.(5)


DIRECTORS WHOSE TERMS EXPIRE IN 1996

Michael E. Bukaty  58  President and      1984        18,976(7)          3.7%
(Class C)              Chief Operating
                       Officer of
                       the Company and
                       President and
                       Chief Executive
                       Officer of
                       Wescon Products
                       Company, a
                       wholly-owned
                       subsidiary of
                       the Company.(6)

John Latshaw       73  Chairman of the    1987       664,660(9)         69.2%
(Class C)              Board of Directors,
                       Managing Director
                       and Chief
                       Executive Officer
                       of the Company,
                       and Chairman of
                       the Board of
                       Directors of Wescon
                       Products Company,
                       a wholly-owned
                       subsidiary of
                       the Company.(8)

DIRECTORS WHOSE TERMS EXPIRE IN 1997

James C. Gale      45  Managing Director  1987         2,700(11)         (*)
(Class A)              of Gruntal & Co.,
                       Inc., New York,
                       investment
                       bankers.(10)

Elizabeth A.       35  Self-Employed/     1988            10             (*)
   Reid-Scott          Private
(Class A)              Investor.(12)

L. Chandler Smith  75  Director of        1967           100             (*)
(Class A)              Corporate
                       Development of
                       the Company.


(*) Denotes beneficial ownership of less than 1% of outstanding common stock.

(1) Unless otherwise indicated, each of the directors has had the same principal occupation during the last five years.

(2) Unless otherwise indicated, each director has sole voting and investment power with respect to the shares listed.

(3) Shares owned by the Latshaw Enterprises, Inc. Employee Stock Ownership Plan and Trust, which is administered by the ESOT Administrative Committee of the Board of Directors of the Company, are not included in the shares owned by individual directors, except for shares allocated to the accounts of individual directors which may be voted by such directors
        under the terms of the Trust.   See footnote (8) on page 8
        hereof.

(4) Constance H. Latshaw has been self-employed as a private investor during the past five years, and is the sister of Elizabeth A. Reid-Scott and the daughter of John Latshaw.

(5) Mr. Pangrac was employed by TimeWarner Cable, a cable television provider, as Vice President of Engineering from 1992 to 1994 and as Director of Engineering from 1990 to 1992. TimeWarner Cable was formerly known as American Television and Communications Corp.

(6) Mr. Bukaty has also served since December 1993 as President of Coast Wire & Plastic Tech, Inc., a wholly-owned subsidiary of the Company and a cable and wire manufacturer.

(7) Includes 11,200 shares which Mr. Bukaty has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by him, 3,000 shares which Mr. Bukaty has the present right to acquire under the 1987 Employee Stock Benefit Plan and 1,516 shares allocated to Mr. Bukaty's account in the Company's Employee Stock Ownership Plan and Trust which
        Mr. Bukaty has the right to vote.

(8) Mr. Latshaw has served as Chairman of the Board of Helton, Inc., an 80% owned subsidiary of the Company and a manufacturer of plastic products, since August 1993. Mr. Latshaw has served since December 1993 as Chairman of the Board and Chief Executive Officer of Coast Wire & Plastic Tech, Inc., a wholly-owned subsidiary of the Company and a cable and wire manufacturer. Mr. Latshaw served as Chairman of the Board of Directors of Latshaw Garden & Leisure, Inc., a subsidiary of the Company and formerly a distributor of consumer products and garden tools, from July 1989 until it liquidated its inventory in 1992. Mr. Latshaw is the father of Constance H. Latshaw and Elizabeth A. Reid-Scott, directors of the Company.

(9) Includes 281,600 shares which Mr. Latshaw has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by him, 3,000 shares which Mr. Latshaw has the present right to acquire pursuant to the 1987 Employee Stock Benefit Plan, 1,593 shares allocated to Mr. Latshaw's account in the Company's Employee Stock Ownership Plan and Trust which
        Mr. Latshaw has the right to vote and 266,000 shares owned by Con-Lib Holding Company. See footnote (7) on page 7 hereof.

(10)    From 1989 until 1992, Mr. Gale also served as Managing
        Director of Maiden Lane Associates, Ltd., merchant bankers, New York, New York. Mr. Gale also serves as a director of Adage, Inc. and Prins Recycling Corp.

(11)    Includes 2,500 shares which are held by a trust for Mr.
        Gale's daughter. As trustee, Mr. Gale has sole voting power with respect to such shares.

(12) Ms. Reid-Scott has been self-employed as a motion picture screenwriter and private investor during the past five years, except during the period from July, 1989 until February, 1991, when she served as Vice President of Product Development of Latshaw Garden & Leisure, Inc. Ms. Reid-Scott is the sister of Constance H. Latshaw and the daughter of John Latshaw.

     There were three meetings of the Board of Directors during the last fiscal year. The Board of Directors has an Executive Committee and a Pension and Compensation Committee. The Executive Committee met six times and the Pension and Compensation Committee met one time during the last fiscal year. All directors attended 75 percent or more of the total number of all meetings of the Board and of committees of which they were members during the last fiscal year, except that Mr. Gale was unable to attend one of the Board meetings and one of the committee meetings held during the last fiscal year.

     The Executive Committee consists of Messrs. Latshaw, Chairman, Bukaty and Smith. The Executive Committee has and exercises all of the powers of the Board of Directors in the management of the business of the Company in interim periods between meetings of the Board of Directors, except as specifically prohibited by the Bylaws of the Company. The Pension and Compensation Committee consists of Messrs. Smith, Chairman, Gale and Pangrac. The Pension and Compensation Committee is authorized to review the compensation policies of the Company and its subsidiaries and to make recommendations to the Board of Directors and management, and has the authority to grant stock options to employees and to interpret and administer the 1987 Employee Stock Benefit Plan. The Company does not have standing audit or nominating committees of the Board of Directors or committees performing similar functions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
EACH OF THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.



                               PROPOSAL 2

                          SELECTION OF AUDITORS

     The Board of Directors has selected Ernst & Young to examine the accounts of the Company and its subsidiaries for the current fiscal year. Unless otherwise directed, the proxies will be voted to ratify such selection.

     Representatives of Ernst & Young are expected to be present at the stockholders' meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
"FOR" PROPOSAL 2 CONCERNING THE RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                      SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows as of August 25, 1995, unless otherwise indicated, the total number of shares of common stock of the Company beneficially owned by (i) persons known to be beneficial owners of more than 5% of the outstanding common stock, (ii) the executive officers listed in the Summary Compensation Table on page 9 hereof, and (iii) all directors and executive officers of the Company as a group. The beneficial ownership of shares by individual directors is shown in the table on pages 2 and 3 hereof and is incorporated herein by reference.


                                                                Percentage
                                                                Outstanding
                                                Percentage      Shares Bene-
                                Shares          Outstanding     cially Owned
Beneficial Owner                Beneficially    Shares Benefi-  on a Fully-
                                Owned(1)        cially Owned(2) Diluted
                                                                Basis(3)

Michael E. Bukaty               18,976(4)       3.7%            1.9%
2533 South West Street
Wichita, KS. 67217

David G. Carr                    5,444(5)       1.1%            0.5%
2533 South West Street
Wichita, KS. 67217

Con-Lib Holding Company        266,000(6)      39.3%           26.3%
Gerard J. Mos III,
General Manager
No. 3 Dunford Circle
Kansas City, MO 64112

John Latshaw                   664,660(7)      69.2%           65.8%
No. 3 Dunford Circle
Kansas City, MO 64112

Latshaw Enterprises, Inc.       96,014(8)      19.3%            9.5%
Employee Stock Ownership
 Plan and Trust
P. O. Box 419226
Kansas City, MO 64141

Lazard Freres & Co., LLC        54,800(9)      11.0%            5.4%
One Rockefeller Plaza
New York, N.Y. 10020

All Directors and
   Executive Officers of
   the Company as a Group      784,061(10)     80.1%           77.6%


(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(2) The calculation of the percentage of outstanding shares of common stock beneficially owned by a beneficial owner or group of beneficial owners, as the case may be, assumes that only the currently exercisable stock options or convertible securities held by that owner or group have been exercised or converted into common stock and that no other outstanding stock options or convertible securities have been exercised or converted.

(3) The calculation of the percentage of outstanding shares of common stock beneficially owned on a fully-diluted basis assumes that all currently exercisable outstanding stock options have been exercised and that all outstanding convertible securities have been converted into common stock.

(4) Includes 11,200 shares which Mr. Bukaty has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by him, 3,000 shares which Mr. Bukaty has the present right to acquire under the 1987 Employee Stock Benefit Plan and 1,516 shares allocated to Mr. Bukaty's account in the Company's Employee Stock Ownership Plan and Trust which
        Mr. Bukaty has the right to vote.

(5) Includes 2,400 shares which Mr. Carr has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by him, 1,500 shares which Mr. Carr has the present right to acquire under the 1987 Employee Stock Benefit Plan and 844 shares allocated to Mr. Carr's account in the Company's Employee Stock Ownership Plan and Trust which
        Mr. Carr has the right to vote.

(6) Con-Lib Holding Company is a Missouri general partnership (the "Partnership") whose partners are John Latshaw, a trust for the benefit of Elizabeth A. Reid-Scott and a trust for the benefit of Constance H. Latshaw. Gerard J. Mos III serves as the General Manager of the Partnership. As General Manager, Mr. Mos has the power to vote and dispose of the shares held by the Partnership except to the extent Mr. Mos is instructed otherwise by a majority in interest of the partners. Mr. Latshaw, as the holder of a 50.2% interest in the Partnership, has the power to instruct Mr. Mos as to the voting and disposition of the shares held by the Partnership if he so chooses. Mr. Mos has no beneficial interest in the shares held by the Partnership. Elizabeth
        A. Reid-Scott and Constance H. Latshaw have no voting or investment power with respect to the shares held by the Partnership and disclaim beneficial ownership of such shares. The amount of shares shown in the table includes 178,000 shares of common stock which the Partnership has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by it.

(7) Includes 281,600 shares which Mr. Latshaw has the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by him, 3,000 shares which Mr. Latshaw has the present right to acquire pursuant to the 1987 Employee Stock Benefit Plan, 1,593 shares allocated to Mr. Latshaw's account in the Company's Employee Stock Ownership Plan and Trust which
        Mr. Latshaw has the right to vote and 266,000 shares owned by Con-Lib Holding Company. See footnote (6) above.

(8) Shares beneficially owned as of July 31, 1995. UMB Bank, N.A., 10th and Grand Avenue, Kansas City, Missouri, serves as Trustee of the Company's Employee Stock Ownership Plan and Trust. The Trust is administered by the ESOT Administrative Committee of the Board of Directors of the Company, which Committee has the sole power to instruct the Trustee with respect to the investment of the shares owned by the Trust and with respect to the voting of 42,811 of the shares. Participants have the right to instruct the Trustee as to how to vote the remaining 53,203 shares to the extent such stock is allocated to each such participant. Under the terms of the Trust, if the Committee fails to instruct the Trustee as to how to vote the 42,811 shares, the Trustee shall vote such stock and if the Trustee abstains from voting the 42,811 shares, the Trustee is required to vote such stock in accordance with instructions received from each participant to the extent such stock is allocated to each such participant. To the extent voting instructions are requested from participants and are not received by the Trustee by a stated deadline, the Trustee shall vote such stock as the Committee shall instruct and if the Committee fails to instruct the Trustee as to how to vote such stock, the Trustee shall vote such stock in the manner deemed appropriate by the Trustee. As of July 31, 1995, the members of the Committee were Mr. Pangrac, Chairman, and Mr. Smith, both of whom are directors of the Company.

(9) Shares beneficially owned as of July 31, 1995, as reported in a Schedule 13-G dated August 8, 1995, filed with the Securities and Exchange Commission.

(10) Includes 295,200 shares which executive officers and directors have the present right to acquire upon conversion of Variable Interest Rate Convertible Subordinated Debentures due November 8, 2022 owned by them, 7,500 shares which executive officers and directors have a present right to acquire under the 1987 Employee Stock Benefit Plan, 2,500 shares held by a director as trustee for a family member, 266,000 shares held by Con-Lib Holding Company and 96,014 shares held by the Company's Employee Stock Ownership Plan and Trust.

      During the 1994 fiscal year, John Latshaw filed late one
Form 4 reporting a single transaction and Con-Lib Holding Company filed late one Form 3.


            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                       SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) the Company's Chief Executive Officer and (ii) each executive officer of the Company during the fiscal year ended October 29, 1994 who received compensation in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries during the fiscal year.

                            Annual Compensation  Long-Term          All
                                                 Compensation     Other
Name and            Fiscal                                     Compensation
Principal Position  Year                         No. of Shares      $
                                                 Underlying
                                                 Stock Options
                            Salary    Bonus         Granted
                             ($)       ($)            (#)

John Latshaw        1994  $166,000   $56,000           0         $5,824(1)
 Chairman of the    1993   165,250    50,000        10,000        6,328
 Board, Managing    1992   148,500      0              0          4,527
 Director and Chief
 Executive Officer

Michael E. Bukaty   1994  $166,000   $56,000           0         $6,098(1)
 President and      1993   155,250    50,000        10,000        5,598
 Chief Operating    1992   148,500     6,000           0          4,573
 Officer

David G. Carr       1994  $ 92,500   $24,000           0         $3,699(1)
 Senior Vice Presi- 1993    88,000    21,000         5,000        3,203
 dent and Chief     1992    85,000     4,000           0          2,419
 Financial Officer

      (1) The amounts shown consist of (i) Company contributions under the Company's Employee Stock Ownership Plan and Trust allocated during fiscal year 1994 to Mr. Latshaw's account in the amount of 193 shares of common stock valued at $1,641, to Mr. Bukaty's account in the amount of 188 shares valued at $1,598 and to Mr. Carr's account in the amount of 99 shares valued at $842 and (ii) 50% matching contributions by the Company during fiscal year 1994 under the Company's 401(k) salary reduction plan in the amount of $4,183 to the account of Mr. Latshaw, $4,500 to the account of Mr. Bukaty and $2,857 to the account of Mr. Carr under the Plan.


                     AGGREGATE OPTION EXERCISES AND
                   FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows the number and value of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of October 29, 1994. No options were exercised during the 1994 fiscal year.

           Number of Shares of      Value of Unexercised
           Common Stock Underlying  In-the-Money
           Unexercised Options at   Options at
           October 29, 1994(#)      October 29, 1994($)

           Options      Options        Options      Options
Name       Exercisable  Unexercisable  Exercisable  Unexercisable

John
Latshaw      8,500      9,000          3,500        31,500

Michael E.
Bukaty       1,000      9,000          3,500        31,500

David G.
Carr         3,000      4,500          1,750        15,750


                           PENSION PLAN TABLE

     The following table shows the estimated annual straight life annuity benefits payable upon retirement to participants in the Company's retirement income plan, based upon specified base salary and years of service classifications.

 Annual
 Base
 Salary                          Years of Service at age 65
                    5         10        15        20         25      30 & Over

$  75,000     $  4,082   $  8,163   $ 12,245   $ 16,326   $ 20,408    $ 24,490
  100,000        5,748     11,497     17,245     22,993     28,741      34,490
  125,000        7,415     14,830     22,245     29,660     37,075      44,490
  150,000        9,082     18,163     27,245     36,326     45,408      54,490
  175,000       10,748     21,497     32,245     42,993     53,741      64,490
  200,000       12,415     24,830     37,245     49,660     62,075      74,490

     The retirement income plan is available to salaried employees of the Company and salaried employees of Wescon Products Company and Helton, Inc., two subsidiaries of the Company. The Company makes such contributions to the plan as are actuarially determined to be necessary to provide for plan funding. The plan provides for an annual straight life annuity payments after 30 years of service at age 65 equal to 40% of the employee's average base salary for the five highest consecutive years of salary during the last fifteen years of employment, reduced by 40% of the employee's annual primary social security benefit. The pension is reduced proportionately for less than 30 years of service and is actuarially reduced for retirement before age 65. The plan provides that, commencing in 1994, covered compensation per year for purposes of the plan may not exceed $150,000. The amount of compensation of Messrs. Latshaw, Bukaty and Carr covered under the plan is their salary as set forth in the Summary Compensation Table, excluding for Messrs. Latshaw and Bukaty compensation received for service as directors of the Company, and subject to the $150,000 limit described above. The amount of covered compensation for fiscal year 1994 was $150,000 for Mr. Latshaw, $150,000 for Mr. Bukaty and $92,500 for
Mr. Carr. Mr. Latshaw has six years of service, Mr. Bukaty has fourteen years of service and Mr. Carr has eleven years of service under the plan.

                   PENSION AND COMPENSATION COMMITTEE
                  INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Pension and Compensation
Committee are L. Chandler Smith, Chairman, James C. Gale and
David M. Pangrac.

     L. Chandler Smith is a consultant to the Company, and holds the title of Director of Corporate Development of the Company. Mr. Smith served as Chairman of the Executive Committee of the Board of Directors of the Company from September, 1987 until November, 1989, was Chairman of the Board of Directors of the Company prior to September, 1987, and was Chief Executive Officer of the Company prior to March, 1984. Mr. Smith is a director of Helton, Inc., an 80% owned subsidiary of the Company, and served as Chairman of the Board of Helton, Inc. until August, 1993. Mr. Smith received no compensation for such service. David G. Carr, Senior Vice President, Chief Financial Officer and Secretary of the Company, serves as a director of Helton, Inc. and a director of Coast Wire & Plastic Tech, Inc. During the last fiscal year, the Company made payments totalling $92,971 to Mr. Smith and a corporation wholly-owned by Mr. Smith. The amount paid includes $50,971 paid to Mr. Smith under a supplemental retirement agreement. Such agreement provides for payments to Mr. Smith during his lifetime of $4,248 per month, with $3,186 per month to be paid to his present wife during her lifetime in the event of his death. The agreement requires Mr. Smith to render consulting services to the Company and not to compete with the Company. An additional amount of $30,000 was paid under an agreement between the Company and a corporation wholly-owned by Mr. Smith pursuant to which the corporation is to be paid a specified amount per month, currently $2,500, plus incidental expenses, for exploring prospective acquisitions for the Company. The agreement may be terminated by either party as of the end of any calendar month by giving the other party notice prior to the end of the preceding calendar month. In addition, Mr. Smith was paid $6,000 as compensation for his services as a director and a member of the Executive Committee of the Board of Directors of the Company and a $6,000 bonus for services rendered to the Company.

                        COMPENSATION OF DIRECTORS

     Directors of the Company receive compensation of $4,000 per annum, plus $500 and out-of-pocket traveling expenses for attendance at each Board meeting. Directors who are members of the Executive Committee also receive $1,000 per annum.


                   PENSION AND COMPENSATION COMMITTEE
                    REPORT ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is administered by the Pension and Compensation Committee, a Committee of the Board of Directors composed of the non-employee directors listed at the end of this report (the "Committee"). All issues pertaining to executive compensation are reviewed by the Committee and recommendations are submitted by the Committee to the full Board of Directors for approval.


Compensation Policy.

     The Company's executive compensation policy is designed to promote the short-term and long-term performance of the Company.

     In furtherance of this policy, three principal elements of executive compensation -- base salary, annual bonuses, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, to provide variability in individual awards based on contributions to business results, and to maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

Base Salary.

     The Committee generally reviews the base salary levels of executive officers at the end of each fiscal year. In determining its recommendations to the Board, the Committee examines the financial condition and the operating results over the last fiscal year of the Company and/or the subsidiary employing the executive, the level of fringe and other benefits currently provided to the executive by the Company and the individual performance of the executive. The Committee's recommendations are based upon its subjective review of these factors, and is not based upon any specific criteria or financial performance measure.

     In October 1993, due to the improved profitability of the Company in fiscal year 1993, the Committee recommended that the executive officers receive increases in base salary for fiscal year 1994 in amounts ranging from 9 to 11%. The Board of Directors approved this recommendation.

Key Management Bonus System and Annual Bonuses.

     Upon the recommendation of the Committee, the Company adopted for the 1994 fiscal year a Key Management Bonus System for Wescon Products Company ("Wescon"), its principal subsidiary. The bonus plan for the 1994 fiscal year was substantially the same as that approved for the 1993 fiscal year. Under the bonus plan, Michael E. Bukaty, President and Chief Operating Officer of the Company and President and Chief Executive Officer of Wescon, had the opportunity to receive a cash bonus award based upon the level of the "Corporate return on investment". The Corporate return on investment was defined as Wescon's consolidated pre-tax annual operating profit for fiscal year 1994 divided by the monthly average of total assets of Wescon less liabilities of Wescon to outside third parties. The Bonus System provided for no bonus up to a 12% return on investment and an increasing bonus for returns of 12-21% up to a maximum possible bonus of $56,000 for Mr. Bukaty. Under the plan, a cash bonus award equal to approximately 113% of Mr. Bukaty's bonus would also be allocated for discretionary distribution by Mr. Bukaty in amounts and to employees of the Company and Wescon of his choice. Payment was to be made based upon audited financial results. The Company has adopted a similar plan for the 1995 fiscal year.

     The Company also pays discretionary annual bonuses to executive officers and key employees of the Company and its subsidiaries on an irregular basis upon the recommendation of the Committee. In making determinations as to recommended bonuses, the Committee reviews the same factors considered in determining base salary, as described above. The Committee's recommendations are based upon its subjective review of these factors, and is not based upon any specific criteria or financial performance measure. As described below, the Committee recommended a bonus of $56,000 to John Latshaw in October 1994.

Stock Options.

     The Committee, as well as the Board of Directors, believes that stock ownership through stock options by key employees is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

     The Committee administers the Company's 1987 Employee Stock Benefit Plan. Under the Plan, the Committee may grant options for up to 60,000 shares of the common stock of the Company to key employees who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability and success of the Company or any subsidiary. Options granted under the Plan may be either Incentive Stock Options, which qualify for special tax treatment under the Internal Revenue Code, or Non-Qualified Stock Options, which do not so qualify. Under the Plan, the purchase price of the common stock subject to each option is determined by the Committee at the time that such option is granted and the price may not be less than 100 percent of the fair market value of the common stock on the date of grant. The Committee meets on an irregular basis to consider the granting of options under the Plan.

     No options were granted under the Plan during the 1994 fiscal year. Most executive officers and key employees have been granted options under the Plan. All of the options granted under the Plan have been five-year options vesting over a four-year period.

Compensation of Chief Executive Officer.

     John Latshaw is Chairman of the Board, Managing Director and Chief Executive Officer of the Company. In October 1993, due to the improved profitability of the Company in fiscal year 1993, the Committee recommended that Mr. Latshaw's base salary for fiscal year 1994 be increased by 10.3%, from $145,000 to $160,000. The Board of Directors approved this recommendation.

     Mr. Latshaw does not participate in the Key Management Bonus System, and receives bonuses at the end of each fiscal year to the extent recommended by the Committee and approved by the Board of Directors. In determining whether to recommend a bonus for Mr. Latshaw for a fiscal year, the Committee considers the extent to which bonuses were paid out to other executive officers under the Key Management Bonus System, and reviews the factors considered in determining base salary of executive officers described above. Upon a review of the factors, the Committee recommended a bonus of $56,000 to John Latshaw in October 1994. The principal factors relied upon by the Committee in making its decision were the financial condition and recent operating results of the Company, the amount of the bonus earned by Mr. Bukaty and Mr. Latshaw's job performance and contribution to profits.

Deductibility Cap on Compensation Exceeding $1,000,000

     The Committee does not believe that proposed Internal Revenue Service regulations regarding non-deductibility of annual compensation in excess of $1,000,000 will have any impact upon the Company, given the current salary and bonus levels of officers of the Company and given the proposed treatment in the regulations of compensation under the Company's stock option plan. However, the Committee will continue to consider the effect of the new regulations upon the Company's executive compensation policies.


                      L. Chandler Smith, Chairman
                      James C. Gale
                      David M. Pangrac


                 FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     Set forth below is a line graph comparing the Company's cumulative total shareholder return on its common stock with the cumulative total return of the Media General Composite Index and a peer group constructed by the Company. The table assumes the investment at the close of business on October 27, 1989 of $100 in the Company's common stock, the portfolio represented in the Media General Composite Index and the portfolio consisting of companies in the peer group, and assumes that all dividends were reinvested. The returns of each corporation in the peer group have been weighted according to the corporation's market capitalization.

     The peer group constructed by the Company consists of 32 companies in the database of Media General Financial Services, Inc. which are included within the following Standard Industrial
Classifications: 3089 - Plastic Products, Not Elsewhere Classified, 3524 - Lawn and Garden Tractors and Lawn and Garden Equipment, and 3751 - Motorcycles, Bicycles and Parts. These companies are: American Biltrite, Inc., American Filtrona Corporation, Armstrong World Industries, Inc., Atlantis Plastics, Inc., Calnetics Corporation, Cimco, Inc., Consolidated Mercantile Corp., Decora Industries, Inc., Essef Corporation, Harley-Davidson, Inc., Huffy Corporation, Illinois Tool Works Inc., Liqui-Box Corporation, Myers Industries, Inc., Park-Ohio Industries, Inc., Portage Industries Corporation, Premark International, Inc., PVC Container Corporation, Roadmaster Industries, Inc., Ropak Corporation, Rotonics Manufacturing Inc., Rubbermaid Incorporated, Selfix, Inc., Sealed Air Corporation, Sun Coast Plastics, Inc., Synetic, Inc., Thermal Industries, Inc., The Toro Company, Tomkins PLC, Top Source Technologies, Inc., Tredegar Industries, Inc. and Wedco Technology, Inc.

     The following five companies were included in the peer group for last year's proxy statement and are not included in this year's peer group, because they no longer appear in the database under the relevant Standard Industrial Classifications: American Safety Closure Corp., Beres Industries, Inc., Diversified Communications Industries, Ltd., International Container Systems, Inc. and Kerr Group, Inc. In addition, six companies which did not appear in last year's peer group are included in this year's peer group because each is now included in the relevant Standard Industrial Classifications. These companies are Atlantis Plastics, Inc., Sealed Air Corporation, Synetic, Inc., Tomkins PLC, Top Source Technologies, Inc. and Tredegar Industries, Inc.

     Because of the number of different lines of business engaged in by the Company, the nature of its competitors and its relatively small size, the Company cannot construct a group of truly comparable companies for its peer group. To construct its peer group, the Company has selected all companies in the database of Media General Financial Services, Inc. which are included within certain Standard Industrial Classifications in which the Company does business. This database includes companies which are substantially larger than the Company and companies whose common stock is substantially more actively traded.

      Comparison of Five Year Cumulative Total Return Among
      Latshaw Enterprises, Inc., Media General Composite Index and Peer Group Index


Note: The required performance graph is not included in this electronic filing. The graph has been provided to stockholders of the Company and has been filed separately in paper under cover of Form SE to the Securities and Exchange Commission


                  Latshaw                 Media General          Peer Group
                  Enterprises, Inc.       Composite Index (1)    Index (2)

10/27/89          100.0                   100.0                  100.0

11/02/90           40.72                   91.24                  85.22

11/01/91           23.27                  119.37                 169.80

10/30/92           23.27                  125.17                 206.61

10/29/93           34.90                  151.31                 268.06

10/28/94           49.44                  157.51                 311.55

(1)   Index of approximately 7,000 companies prepared by Media
        General Financial Services, Inc.

(2)     The companies in the peer group are listed above on page 15.


                      CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In November 1991, John Latshaw, Chairman of the Board, Managing Director and Chief Executive Officer of the Company, loaned approximately $93,200 to Latshaw & Company, Inc., a wholly-owned subsidiary of the Company, pursuant to a subordinated loan agreement. During fiscal year 1994, Latshaw & Company, Inc. paid to Mr. Latshaw the full principal amount of $93,200 owed to him plus interest accrued to the date of payment of $2,904.

     For a description of payments made by the Company to
L. Chandler Smith, a director of the Company, during fiscal year
1994, see "Pension and Compensation Committee Interlocks and
Insider Participation".


                          STOCKHOLDER PROPOSALS

     Any appropriate stockholder proposal intended to be presented for action at the 1996 annual stockholders' meeting must be received by the Company by May 14, 1996 for inclusion in the proxy material relating to such meeting.

                                 GENERAL

     Management knows of no matters which will be presented for consideration at the meeting other than those stated in the Notice of Annual Meeting which is part of the Proxy Statement. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their judgment.

    In addition to the solicitation of proxies from stockholders by use of the mails, it is expected that a limited number of employees of the Company, without additional compensation except payment of out-of-pocket expenses, may solicit proxies from stockholders by telephone, telegraph and personal visits. It is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, as well as the reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and others, will be borne by the Company.



                             BY ORDER OF THE BOARD OF DIRECTORS

DATE: September 11, 1995        Michael E. Bukaty
                                President and
                                Chief Operating Officer


                                 PROXY

The undersigned hereby appoints John Latshaw, Michael E. Bukaty and David G. Carr, and each of them, with full power of substitution, as proxies for the undersigned at the Annual Meeting of Stockholders of Latshaw Enterprises, Inc., at the First Floor Conference Room, Air World's Ambassador II Building, 11020 Ambassador Drive, Kansas City, Missouri on October 6, 1995, at 10:00 A.M., C.D.T., and at any adjournment, to vote the shares of stock the undersigned would be entitled to vote, if personally present, upon the proposals below and any other matter brought before the meeting, all as set forth in the September 11, 1995 Proxy Statement.

THE DIRECTORS RECOMMEND THAT THE FOLLOWING AUTHORITY BE
"GRANTED":

Proposal 1.         Authority granted to or withheld from proxies to
                    vote for Constance H. Latshaw and David M. Pangrac
                    (or a substitute nominee or nominees designated by the Board of Directors if either of them becomes unavailable) as directors.
                    ___ GRANTED  ___ WITHHELD


THE DIRECTORS RECOMMEND A VOTE "FOR" APPROVAL OF THE FOLLOWING
PROPOSAL:

Proposal 2.         Ratification of the appointment of Ernst & Young
                    as independent auditors for the Company.
                    ___ FOR  ___ AGAINST  ___ ABSTAIN


IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR
NOMINEE OR NOMINEES, YOU MAY DO SO BY STRIKING OUT THE NAME OF
SUCH NOMINEE(S) IN PROPOSAL 1 ABOVE.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE DEEMED MARKED
"GRANTED" ON PROPOSAL 1, MARKED "FOR" ON PROPOSAL 2,
AND VOTED ACCORDINGLY.

Please mark your Proxy, date and sign it on the other side and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States.

                                  PROXY

For Annual Meeting of Stockholders of Latshaw Enterprises, Inc.,
October 6, 1995, at 10:00 A.M., C.D.T., First Floor Conference
Room, Air World's Ambassador II Building, 11020 Ambassador Drive,
Kansas City, Missouri.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


Please mark your Proxy on the other side. Date and sign your name below as it appears on the Proxy.



                                      __________________________
                                      Stockholder

                                      __________________________

                                      __________________________


                                      Dated: ___________________, 1995

                        If shares are held jointly, every holder should sign. If executed by a corporation, an authorized officer should sign. Executors, administrators and trustees should so indicate when signing.


                                VOTING INSTRUCTIONS

TO:     ESOT PARTICIPANTS AND BENEFICIARIES

FROM:   ESOT ADMINISTRATIVE COMMITTEE OF THE LATSHAW ENTERPRISES,
        INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

RE:     VOTING SHARES OF LATSHAW ENTERPRISES, INC.
        COMMON STOCK ALLOCATED TO ESOT ACCOUNTS

DATE:   SEPTEMBER 11, 1995


      Pursuant to Section 8.04 of the Company's Employee Stock Ownership Plan and Trust (the "Plan"), you are entitled to direct the Trustee of the Plan as to the manner in which certain shares of the Latshaw Enterprises, Inc. common stock allocated to your account in the Plan (or to the account with respect to which you are a beneficiary) shall be voted with respect to various matters described in the enclosed Proxy Statement.

     The enclosed Proxy Statement and Notice of the Annual meeting of the stockholders of the Company are identical to the ones being sent to all stockholders of the Company to solicit their vote with respect to various matters described in the enclosed Proxy Statement. Please review them carefully before you decide how to vote. Please indicate your vote on the enclosed card and return it in the enclosed pre-addressed, postage-paid envelope. The Trustee of the Plan will then vote the shares allocated to your account in accordance with your directions.

                   DIRECTIONS CONCERNING VOTE OF
                       ALLOCATED SHARES OF
                     LATSHAW ENTERPRISES, INC.
                          PURSUANT TO THE
                     LATSHAW ENTERPRISES, INC.
                   EMPLOYEE STOCK OWNERSHIP PLAN
                       (THE "ESOP") AT THE
                 ANNUAL MEETING OF THE STOCKHOLDERS
                    TO BE HELD OCTOBER 6, 1995

     The undersigned hereby directs UMB Bank, N.A., Trustee of the ESOP (the "Trustee"), to vote all shares of stock of Latshaw Enterprises, Inc. (the "Company") which are allocated to the undersigned's account under the ESOP at the Annual Meeting of the Stockholders of the Company to be held at the First Floor Conference Room, Air World's Ambassador II Building, 11020 Ambassador Drive, Kansas City, Missouri, on October 6, 1995, commencing at 10:00 a.m. (Central Time) of that day and at any adjournment or adjournments thereof, with respect to the following and any other matter brought before the meeting, all as set forth in the September 11, 1995 Proxy Statement.

THE DIRECTORS RECOMMEND THAT THE FOLLOWING AUTHORITY BE
"GRANTED":

Proposal 1.         Authority granted to or withheld from proxies to
                    vote for Constance H. Latshaw and David M. Pangrac
                    (or a substitute nominee or nominees designated by the Board of Directors if any of them becomes unavailable) as directors
                    ___GRANTED  ___ WITHHELD

THE DIRECTORS RECOMMEND A VOTE "FOR" APPROVAL OF THE FOLLOWING
PROPOSAL:

Proposal 2.         Ratification of the appointment of Ernst & Young
                    as independent auditors for the Company
                    ___ FOR  ___ AGAINST  ___ ABSTAIN

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR
NOMINEE OR NOMINEES, YOU MAY DO SO BY STRIKING OUT THE NAME OF
SUCH NOMINEE(S) IN PROPOSAL 1 ABOVE.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE DEEMED MARKED
"GRANTED" ON PROPOSAL 1, MARKED "FOR" ON PROPOSAL 2, AND VOTED
ACCORDINGLY.

Please mark your directions above, date and sign this card on the other side and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States.

     If the undersigned fails to direct the Trustee, certain shares allocated to the undersigned's account under the ESOP will be voted by the Trustee in the manner directed by the ESOT Administrative Committee of the Board of Directors of the Company, and if the Committee fails to instruct the Trustee as to how to vote such shares, the Trustee will vote such shares in the manner deemed appropriate by the Trustee.


DATED: __________________, 1995   _____________________________
                                  Signature

                                  SSN:_________________________

                                  NAME:________________________
                                           (Please Print)

                                  Please insert date of signing
                                  and sign your full and correct
                                  name and indicate your social
                                  security number.  Please also
                                  print your name in the space
                                  provided below your signature.
                                  Executors, administrators and
                                  trustees should so indicate
                                  when signing.  THE TRUSTEE MUST
                                  RECEIVE YOUR DIRECTIONS BY
                                  SEPTEMBER 29, 1995.